Exhibit 99.1

WEYCO ACQUIRES FORSAKE BRAND

(Milwaukee, Wisconsin---June 7, 2021) Weyco Group, Inc. (NASDAQ: WEYS) (the “Company”) today announced that it acquired substantially all of the operating assets and certain liabilities of Forsake, Inc. (“Forsake”), a distributor of outdoor footwear. The principal assets acquired were inventory, accounts receivable, and intellectual property, including the Forsake brand name. The aggregate purchase price was approximately $2.5 million, plus contingent payments paid annually over a period of five years, depending on Forsake achieving certain performance measures. At the acquisition date, the Company’s preliminary estimate of the discounted fair value of the contingent payments is approximately $1.75 million in total. The transaction was funded with the Company’s available cash.

Forsake will join BOGS in forming Weyco Group’s outdoor division, headquartered in Portland, Oregon. Specializing in modern outdoor footwear, Forsake serves a quickly growing segment of the market that isn’t directly served by an existing Weyco brand. Forsake’s hiking shoes and sneakerboots with all-weather protection, rugged construction and versatile styling have captured a segment of a growing number of outdoor enthusiasts that demand something other than traditional hiking boots. Forsake’s co-founders, Jake Anderson and Sam Barstow, have joined the Weyco team and will continue to lead the Forsake business going forward.

“We are excited to add a new outdoor footwear brand to our portfolio here at Weyco,” stated Thomas W. Florsheim, Jr., the Company’s Chairman and CEO. “The acquisition of Forsake is a great strategic fit for Weyco as we continue to build our presence in the outdoor footwear market around the globe.”

“We are pleased to join the Weyco family and believe its infrastructure, including its design, sourcing, distribution, and e-commerce capabilities, will accelerate our business to new heights,” stated Jake Anderson, co-founder of Forsake.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in a variety of international markets.

About Forsake

Forsake, Inc. is known for reinvigorating the sneakerboot category, creating footwear that can be used year-round for any activity, no matter the elements. The rugged performance qualities of a boot meet a stylish aesthetic, and tout an amazing grip and tread, waterproofness, breathability and more. Its Peak-to-Pavement® philosophy combines all-weather protection, rugged construction, and versatile styling to deliver footwear that’s prepared for whatever adventures await outside your door. Forsake is Climate Neutral Certified. Forsake products are sold in outdoor specialty stores as well as on e-commerce websites throughout North America.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company’s ability to: (i) successfully integrate and operate acquired businesses and product lines; (ii) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (iii) procure its products from independent manufacturers; and (iv) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske

Senior Vice President and Chief Financial Officer

414-908-1880